================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              AURA SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               AURA SYSTEMS, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 5, 1996



To the Shareholders of Aura Systems, Inc.:

          The Annual Meeting of Shareholders of Aura Systems, Inc., a Delaware corporation (the "Company"), will be held on September 5, 1996 at 3:00 p.m., PDT, near the Company's corporate offices at the Radisson Plaza Hotel, located at 1400 Parkview Avenue, Manhattan Beach, CA, for the following purposes:

          (1) To elect a Board of Directors of eight members;

          (2) To transact any other business which may properly come before the meeting.

          Shareholders of record at the close of business on July 8, 1996 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

          All Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.

          The meeting will be conducted in a fair and impartial manner and will be governed by the Chairperson. Any shareholder of record of the Company at the close of business on July 8, 1996, may attend. Any beneficial owner of shares with a letter of authorization from his recordholder may attend the meeting. During the meeting, attendees will be given an opportunity to present matters for consideration to the Chair of the meeting. Attendees may make a record of the meeting at the conclusion of which they may ask questions of the Chair or of Management.

                                    By Order of the Board of Directors



                                    Anthony T. Cascio
                                    Secretary

El Segundo, California
July 8, 1996

                               AURA SYSTEMS, INC.
                               2335 Alaska Avenue
                         El Segundo, California  90245
                                 (310) 643-5300

                                PROXY STATEMENT

                                  July 8, 1996

                              GENERAL INFORMATION

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aura Systems, Inc. ("Aura" or the "Company") for the Annual Meeting of Shareholders to be held on September 5, 1996 (the "Annual Meeting") and any postponements or adjournments thereof. Any Shareholder giving a proxy may revoke it before or at the meeting by providing a proxy bearing a later date or by attending the meeting and expressing a desire to vote in person. All proxies will be voted as directed by the Shareholder on the proxy card; and, if no choice is specified, they will be voted "FOR" the directors nominated by the Board of Directors, and in the discretion of the persons acting as proxies, for any other matters.

          Your cooperation in promptly returning the enclosed proxy will reduce Aura's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

          Only Shareholders of record at the close of business on July 8, 1996 are entitled to receive notice of and to vote at the meeting. On that date, Aura had outstanding 66,438,411 shares of Common Stock. The shares of Common Stock vote as a single class. Holders of shares of Common Stock on the record date are entitled to vote one vote for each share held. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business.

          It is expected that this Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy will be mailed to Shareholders on or about August 9, 1996.

          In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of such adjournment or adjournments.

          The cost of preparing, assembling, printing and mailing the materials, the Notice and the enclosed form of Proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers, and voting trustees or other nominees to forward solicitation materials to their customers who are beneficial owners of shares, and will reimburse them for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram, personal solicitation or other means by officers and other regular employees or agents of the Company, but no additional compensation will be paid to such individuals on account of such activities.

--------------------------------------------------------------------------------
Please mark, date, and sign the enclosed proxy and return it at an early date in the enclosed postage-prepaid return envelope so that, if you are unable to attend the Annual Meeting, your shares may be voted.
--------------------------------------------------------------------------------

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS


NOMINEES AND VOTING

          The Bylaws of the Company provide for a board of eight directors. Consequently, at the Annual Meeting, eight directors will be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Proxies may not be voted for more than eight persons. The Company has nominated for election as directors the eight persons named below. Each of these nominees have indicated that they are able and willing to serve as directors.

          THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR.

          Unless otherwise instructed, the Company's proxy holders intend to vote the shares of Common Stock represented by the proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such other person or persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve. Directors are elected by a plurality of the votes cast.

          The Company's nominees and directors are listed below, together with their ages, principal occupations, offices with the Company and year in which each became a director of the Company.


                                                 DIRECTOR
NAME                                       AGE    SINCE                     TITLE
--------------------------------------------------------------------------------------------------

Zvi (Harry) Kurtzman                        49       1987   President, Chief Executive Officer
                                                            and Director
Arthur J. Schwartz                          48       1987   Executive Vice President
                                                            and Director
Cipora Kurtzman Lavut                       40       1989   Senior Vice President,
                                                            Corporate Communications and Director
Harvey Cohen                                63       1993   Director
Norman Reitman                              73       1989   Director
Neal B. Kaufman                             51       1989   Senior Vice President, Management
                                                            Information Systems and Director
Anthony T. Cascio                           46       1995   Senior Vice President-General Counsel,
                                                            Secretary and Director
Philip G. Saffman                           65       1995   Director

     Cipora Kurtzman Lavut, a Senior Vice President and director, is the sister of Zvi Kurtzman, who is the President, Chief executive Officer and a director of the Company. Mr. Jacob Mail, Vice President Operations Planning is a first cousin of Cipora Kurtzman Lavut and Zvi Kurtzman. There are no other family relationships between any director or executive officer.

BUSINESS EXPERIENCE OF DIRECTORS DURING THE PAST FIVE YEARS

ZVI KURTZMAN has been the President and a director of the Company since February 1987 and devotes his full time to the Company. Mr. Kurtzman has served as the President of Innovative Information Services, Inc. (IIS), whose business was primarily computer assisted control systems, since 1982 and served as a director of IIS and CMI since 1982 and 1984, respectively. Mr. Kurtzman obtained his B.S. and M.S. degrees in physics from California State University, Northridge in 1970 and 1071, respectively, and completed all course requirements for a Ph.D. in theoretical physics at the University of California, Riverside. He was employed as a senior scientist with the Science Applications International Corp., a scientific research company in San Diego, from 1984 to 1985 and with Hughes Aircraft Company, a scientific and aerospace company, from 1983 to 1984. Prior thereto, Mr. Kurtzman was a consultant to major defense subcontractors in the areas of computer, automation and engineering.

The Staff of the SEC's Division of Enforcement ("Staff"), has advised Aura that it intends to recommend to the Commission the institution of civil enforcement proceedings against Aura and Mr. Kurtzman. On June 13, 1996 Mr. Kurtzman and the Staff reached an agreement in principle under which Aura and Mr. Kurtzman will consent to a SEC administrative order without admitting or denying the Commissions findings. The administrative order will be consistent with the disclosure contained in the Company's 10-K (page 9), filed on June 4, 1996 and Aura's news release of June 13, 1996.

ARTHUR J. SCHWARTZ, Ph.D. has been the Executive Vice President and a director of the Company since February 1987 and the Executive Vice President and a director of CMI since 1984. Dr. Schwartz devotes his full time to the Company. Dr. Schwartz was appointed President of IIS in 1988 after having served as its Executive Vice President since 1984. Dr. Schwartz has also served as a director of IIS since 1984. Dr. Schwartz obtained his M.S. degree in physics from the University of Chicago in 1971 and a Ph.D. in physics from the University of Pittsburgh in 1978. Dr. Schwartz was employed as a Technical Director with Science Applications International Corp., a scientific research company in San Diego, California, from 1983 to 1984 and was a senior physicist with Hughes Aircraft Company, a scientific and aerospace company, from 1980 to 1984. While at Hughes, he was responsible for advanced studies and development where he headed a research and development effort for new technologies to process optical signals detected by space sensors.

CIPORA KURTZMAN LAVUT was appointed Senior Vice President Corporate Communications in December 1991. She previously served as Vice President in charge of Marketing and Contracts for the Company since 1988 and was appointed director of the Company in 1989. Ms. Kurtzman-Lavut was the Director of Contracts and Marketing for CMI, a computer software company, where she served from 1985 to 1988. She graduated in 1984 from California State University at Northridge with a B.S. degree in Business Administration. Ms. Kurtzman-Lavut is the sister of Zvi Kurtzman.

HARVEY COHEN has been a director of the Company since August 1993. Mr. Cohen is President of Margate Advisory Group, Inc., an investment advisor registered with the Securities and Exchange Commission, and a management consultant since August 1981. Mr. Cohen has consulted the Company on various operating and growth strategies since June 1989 and assisted in the sale of certain of the Company's securities. From December 1979 through July 1981, he was President and Chief Operating Officer of Silicon Systems, Inc., a custom integrated circuit manufacturer which made its initial public offering in February 1981 after having raised $4 million in venture capital in 1980. From 1975 until 1979, Mr. Cohen served as President and Chief Executive Officer of International Communication Sciences, Inc., a communications computer manufacturing start-up company for which he raised over $7.5 million in venture capital. From 1966 through 1975, Mr. Cohen was employed by Scientific Data Systems, Inc. ("S.D.S."), a computer manufacturing and service company, which became Xerox Data Systems, Inc. ("X.D.S.") after its acquisition by Xerox in 1979. During that time, he held several senior management positions, including Vice President-Systems Division of S.D.S. and Senior Vice President-Advanced Systems Operation of the Business Planning Group.

NORMAN REITMAN has been a director of the Company since January 1989. Mr. Reitman currently serves as an independent consultant to Kroll Associates, Inc., an international investigative firm. Mr. Reitman obtained his B.B.A. degree in business administration from St. Johns University in 1946 and became licensed as a public accountant in New York in 1955. Mr. Reitman is the retired Chairman of the Board and President of Norman Reitman Co., Inc., insurance auditors, where he served from 1979 until June 1990. Mr. Reitman was a senior partner in Norman Reitman Co., a public accounting firm, where he served from 1952 through 1979. Mr. Reitman served on the Board of Directors and was a Vice President of American Family Life Assurance Co., a publicly held insurance company, from 1966 until April 1991.

NEAL B. KAUFMAN appointed as a director in 1989, is Senior Vice President of Aura, where he has served since 1988. Prior thereto, he has served as President and Vice President of CMI since 1984 and 1988, respectively. Mr. Kaufman has also been a director of CMI since 1984. Mr. Kaufman graduated from the University of California, Los Angeles, in 1967 where he obtained a B.S. in engineering. He was employed as a software project manager with Abacus Programming Corp., a software development firm, from 1975 to 1985 where he headed a team of software specialists on the Gas Centrifuge Nuclear Fuel enrichment program for the United States Department of Energy and developed software related to the Viking and Marine projects for the California Institute of Technology Jet Propulsion Laboratory in Pasadena, California.

ANTHONY T. CASCIO was appointed Senior Vice President, General Counsel, in August, 1994. Mr. Cascio brings over 15 years of legal experience to the Company. Mr. Cascio also maintains his prior appointment, made in December 1991 as Vice President, Intellectual Property with authority over all aspects of obtaining and enforcing Company patents and trademarks and negotiating technology licenses and transfers. He previously served as Chief Patent Counsel for the Company from June 1991 when he joined the Company. Prior to joining Aura, Mr. Cascio was an Associate in the law firm of Poms, Smith, Lande & Rose, Los Angeles, where he provided patent services for the company. Other positions held by Mr. Cascio were Technology Counsel, Tandem Computers Incorporated, a computer company in Cupertino and as an attorney with the law firm of Fitch, Even, Tabin & Flannery (now McCubbery, Bartels, Meyer & Ward) San Francisco.
Mr. Cascio has a law degree from John Marshall School of Law, Chicago, and is licensed to practice law in California and Illinois. Mr. Cascio also has a Masters of Science Degree in Electrical Engineering from the University of California, Santa Barbara and a Bachelors Degree in Electrical Engineering from the University of Illinois, Urbana.

PHILIP G. SAFFMAN is Theodore von Karman Professor of Applied Mathematics and Aeronautics at the California Institute of Technology. He was educated at Trinity College, University of Cambridge, receiving the B.A. and M.A. degrees and in 1956 the Ph.D. degree in Applied Mathematics. In 1955, he was elected a Prize Fellow of Trinity College. After holding faculty positions at Cambridge University and King's College, University of London, he joined the Caltech faculty in 1964. His scientific interests include turbulence, viscous flow, vortex dynamics, interfacial dynamics, waves, and super fluid Helium II. He has published a monograph and over 170 scientific papers. In addition he has supervised 34 Ph.D. students. Honours include Fellowship of the royal Society of London, Fellowship of the American Academy of Arts and Sciences, the Otto Laporte award of the American Physical Society and the Fluid Dynamics award of the American Institute of Aeronautics and Astronautics. he has acted as a consultant for several Aerospace companies and research Institutes.

                                  MANAGEMENT

Listed below are Executive Officers of the Company who are not director nominees, their ages, titles and background information. All the officers listed below hold their offices at the pleasure of the Board of Directors.


Name                          Age                       Title
----                          ---                       -----

Steven C. Veen                 40   Senior Vice President-Chief Financial Officer
Gregory Um, Ph.D.              48   President, Aura Display System
Keith O. Stuart                40   President, Aura Tech Center
Ronald J. Goldstein            55   President, Aura Automotive
C. Rogers Saxon                49   Senior Vice President Worldwide Sales
Gerald S. Papazian             40   Senior Vice President-Administration
Richard Van Allen, Ph.D.       49   President, Aura Industrial
David Sun                      41   President, Aurasound
Sultan Khan                    51   President, NewCom, Inc.
Jacob Mail                     46   Vice President Operations Planning




STEVEN C. VEEN a certified public accountant, was appointed Chief Financial Officer in March 1994. He joined the Company as its Controller in December 1992. Prior to that, he had over 12 years experience in varying capacities in the public accounting profession. Mr. Veen served from 1983 to December 1992 with Muller, King, Black, Mathys & Acker, Certified Public Accountants. He received a B.A. in accounting from Michigan State University in 1981.

GREGORY UM, PH.D. is President of the Display Division. Dr. Um is in charge of transforming technological ideas into commercial products. Dr. Um has 15 years of experience in project management and industrial technical experience in the fields of scene projection systems, sensor systems and analysis signal processing algorithms, wavefront sensors, high energy laser pointing and tracking systems, physics of thermodynamics and thermal properties. He is the principal inventor of the Aura Systems scene projectors and has directed all of the scene projector development efforts within the company. Prior to joining Aura. Dr. Um was a Senior Scientist at Hughes Aircraft Co., a scientific and aerospace company, with major achievements in the areas of sensors, optics, and algorithms. Dr. Um has over 20 professional publications.

KEITH O. STUART was appointed President of the Research Center in 1995. Previously he served as Vice President in charge of Hardware Development for Aura since 1988 and as a Program manager for IIS in 1987. Mr. Stuart obtained his B.S. and M.S. degrees in electrical engineering from the University of California Los Angeles in 1978 and 1980, respectively. Mr. Stuart worked for CMI during 1986 and was employed by Hughes Aircraft Company, a scientific and aerospace company, prior thereto. Mr. Stuart has designed and fabricated digitally controlled, magnetically supported gimbals that isolate the seeker portion of a United States Space Defense Initiative and has also developed a multi-computer automated test station for the evaluation of sophisticated electro-optical devices.

RONALD J. GOLDSTEIN was appointed President of Automotive and joined Aura in 1989. He holds two M.S. degrees in Computing Technology and the Management of R & D from George Washington University and has completed course work for a Ph.D. in Nuclear Engineering from North Carolina State University. Mr. Goldstein has over 25 years of experience in high technology both in government and industry. Since 1989 Mr. Goldstein has been responsible for all marketing and business development activities for the Company. Prior to joining Aura Mr. Goldstein was Manager of Space Initiatives at Hughes Aircraft Company, a scientific and research company, where he was responsible for the design, production and marketing of a wide variety of aerospace systems and hardware. Prior to joining Hughes in 1982, Mr. Goldstein was the Special Assistant for National programs in the Office of the Secretary of Defense, and before that held high level program management positions with the Defense Department and Central Intelligence Agency.

C. ROGERS SAXON, PH.D. was appointed Senior Vice President-Worldwide Sales in 1995. Dr. Saxon's responsibility is sales for existing products by winning market position while implementing a successful marketing, distribution, and sales plan. Prior to his assignment, Dr. Saxon managed the Advanced Computing of Aura Systems. In that capacity, he managed a staff that developed and marketed monitoring and control software for use in the aerospace and construction fields. Before joining a predecessor of Aura in 1985, Dr. Saxon held various technical and program management positions in the aerospace industry. Dr. Saxon received his B.S. degree in mathematics from Harvey Mudd College in 1966, an M.A. degree in operations research from Claremont Graduate School in 1977 and M.A. and Ph.D. degrees in cognitive psychology from the University of California, Irvine in 1982 and 1985, respectively.

GERALD S. PAPAZIAN is the Company's Senior Vice President-Administration. He joined Aura Systems in August 1988 from Bear Stearns & Co., an investment banking firm, where he served from 1986 as Vice President, Corporate Finance in the Investment Banking Division. Prior to joining Bear Stearns, Mr. Papazian was an Associate in the law firm of Stroock & Stroock & Lavan. His educational qualifications include a B.A., Economics, University of Southern California, 1977 and a J.D./M.B.A., University of California, Los Angeles, 1981.

RICHARD E. VAN ALLEN, PH.D. is President of the Aura Industrial Division. At Aura, his responsibilities have ranged from the development of a variety of electromagnetic actuators to a magnetic device for performing cataract surgery. He received his B.S. in Aeronautical and Astronautical Engineering in 1968 from Purdue University. Dr. Van Allen then went on to complete an M.S. and Ph.D. in Astronautics from Purdue University in 1969 and 1977, respectively. From 1973 until 1983, Dr. Van Allen worked at the NASA/CAL Tech Jet Propulsion Laboratory, where he was the navigation Team Leader for the Voyager mission which successfully explored the outer planets of the solar system. He then spent seven years at Hughes Aircraft Company, where he was Manager of the Mission Requirements Laboratory. Dr. Van Allen managed several advanced studies associated with the design of large space systems. He was also involved in major systems studies of defensive satellites and kinetic energy weapons for strategic defense, where he acted as Mission Definition Manager.

DAVID SUN is President of the Aurasound Division. He was the founder and President of Sun Computers, Inc., the sixth largest Apple distributor and reseller in the world. He started the business and made it grow to over $110 million per year in sales. Over the years, Mr. Sun established a significant network of high technology companies throughout Asia and acted as a major consultant for companies on both sides of the Pacific. A leader in the technology industry, Mr. Sun is the recipient of numerous industry honors and serves on several civic and academic boards. Mr. Sun obtained his B.A. in Economics at UCLA and a M.B.A. at Cal State Long Beach.

SULTAN KHAN has been President of NewCom, Inc. since 1994. He successfully founded and grew Computer Peripherals, Inc. to a multi-million dollar sales company before his departure. Under his leadership, the Company was at one time an industry leader in modem communication products. Prior, at Texas Instrument he was given the award for the most sales in one year and at Data Products was responsible for development of a high speed band printer family of product. Mr. Kahn received his B.S.E.E. at Cal Polytechnic Institute San Luis Obispo and a M.B.A. at Cal Lutheran College.

JACOB MAIL joined the Company in May 1995 and was appointed Vice President, Operational Planning. Mr. Mail served over 20 years at Israeli Aircraft Industries, starting as a Lead Engineer and progressing to Program Manager. He was responsible for the development and production of hydraulic actuation, steering control systems, rotor brake systems and other systems and subsystems involved in both commercial and military aircraft. Systems designed by Mr. Mail are being used today all over the western world. In addition, Mr. Mail has extensive experience in the preparation of technical specifications planning and in organizing production in accordance with customer specifications at full quality assurance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the Company's Common Stock owned as of July 8, 1996 (i) by each person who is known by Aura to be the beneficial owner of more than five percent (5%) of its outstanding Common Stock, (ii) by each of the Company's directors and nominees named under "Election of Directors", and (iii) by all directors and officers as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown.


                                         SHARES OF              PERCENT OF
                                        COMMON STOCK           COMMON STOCK
NAME                                  BENEFICIALLY OWNED     BENEFICIALLY OWNED

Zvi (Harry) Kurtzman                     1,744,913 (1)(2)                 2.80%

Arthur J. Schwartz                       1,602,713 (1)(3)(4)              2.57%

Cipora Kurtzman Lavut                    1,343,390 (5)                    2.15%

Neal B. Kaufman                          1,385,868 (1)(9)                 2.22%

Keith O. Stuart                            354,254 (7)                       *

Norman Reitman                             552,142 (6)                       *

Harvey Cohen                               368,942 (8)                       *

Phillip Saffman                                  0                           *

Anthony T. Cascio                          332,464 (10)                      *

All officers and directors as            8,955,979                       14.39%
a group (17 persons)
____________________
*  Less than 1% of outstanding shares.

(1)  Includes 175,000 shares held of record by Advanced Integrated Systems, Inc.

(2) Includes 410,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of June 30, 1996.

(3) Includes 260,400 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of June 30, 1996.

(4) Includes 32,000 shares held by Dr.ESchwartz as custodian for his children, to which Dr. Schwartz disclaims any beneficial ownership.

(5) Includes 250,000 shares which may be purchased pursuant to options exercisable within 60 days of June 30, 1996.

(6) Includes 310,000 shares which may be purchased pursuant to options exercisable within 60 days of June 30, 1996 and 12,500 shares owned by Mr. Reitman's wife, as to which 12,500 shares he disclaims any beneficial ownership.

(7) Includes 262,000 shares which may be purchased pursuant to options exercisable within 60 days of June 30, 1996.

(8) Includes 130,000 shares personally owned, of which 120,000 shares may be purchased pursuant to options and convertible securities within 60 days of June 30, 1996. In connection with his investment advisory business, this amount also includes 31,250 shares and 207,692 shares which may be purchased upon conversion of 7% Secured Convertible Notes over which Mr. Cohen has voting and investment control and as to which Mr. Cohen disclaims beneficial ownership.

(9) Includes 232,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of June 30, 1996.

(10) Includes 226,000 shares which may be purchased pursuant to options exercisable within 60 days of June 30, 1996.

     The mailing address for each of these individuals is c/o Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, CA 90245.

                  BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     Aura's Board of Directors held four meetings during the year ended February 29, 1996. Each director whose term is expected to continue attended more than 75% of the Board meetings during Fiscal 1996. During the last Fiscal year the Company did not maintain a Nominating Committee. Since August 1993, the Company has maintained a Compensation Committee consisting of Messrs. Reitman and Cohen. The Compensation Committee met once during Fiscal 1996 and has not yet met during the current fiscal year. Since January 1989, the Company has maintained an Audit Committee which currently consists of Messrs. Reitman and Cohen. The Audit Committee approves the selection and engagement of independent accountants and reviews with them the plan and scope of their audit for each year, the results of the audit when completed, and their fees for services performed. The Audit Committee met once during the fiscal year ended February 29, 1996 and has met once in the current fiscal year.

                            EXECUTIVE COMPENSATION

CASH COMPENSATION FOR EXECUTIVES

     The following table summarizes all compensation paid to the Company's Chief Executive Officer, and to the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose total compensation exceeded $100,000 during the fiscal year ended February 29, 1996.


SUMMARY COMPENSATION TABLE

                                   Annual                Long Term               All Other
                                Compensation        Compensation Awards        Compensation*
                               ---------------      -------------------        -------------
Name and
Principal Position             Year    Salary           Options/SARs
------------------             ----   --------      -------------------

Zvi Kurtzman                   1996   $191,791                   0                 $1,956
President                      1995    155,673                   0
                               1994    150,010             150,000

Arthur J. Schwartz             1996   $153,216                   0                 $1,218
Ph.D., Executive               1995    141,220                   0
Vice President                 1994    140,005              75,000

Neal B. Kaufman                1996   $146,350                   0                 $1,870
Senior Vice President          1995    140,342                   0
                               1994    138,994              30,000

Keith O. Stuart                1996   $128,623                   0                 $  913
President Aura Industrial      1995    125,857                   0
                               1994    125,008              30,000

Gerald Kern                    1996   $149,763                   0                 $1,777
President Aura Interactive     1995     40,230 **                0
                               1994          0                   0

----------------------
* Such compensation consisted of total Company contributions made to the plan account of each individual pursuant to the Company's Employees Stock Ownership Plan during the fiscal year ended February 29, 1996. See "EXECUTIVE COMPENSATION-EMPLOYEES STOCK OWNERSHIP PLAN".

** Mr. Kern joined the Company in January 1995. The salary figure represents actual compensation paid and is not annualized.

     No cash or non-cash bonuses or restricted stock awards were granted to the above individuals during the Fiscal years ended February 29, 1996, February 28, 1995 and February 28, 1994. Effective December 1992, the Company elected to begin to compensate non-officer directors at the rate of $5,000 per year.

     The following table summarizes certain information regarding the number and value of all outstanding options to purchase Common Stock of the Company held by the Chief Executive Officer and those other executive officers named in the Summary Compensation Table as of February 29, 1996.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES


                        Number of Unexercised        Value of Unexercised
                       Options/SARs at Fiscal        In-the-Money Options/
Name                          Year End              SARs at Fiscal Year End*
----                 ---------------------------   ---------------------------

                     Exercisable   Unexercisable   Exercisable   Unexercisable
                     -----------   -------------   -----------   -------------

Zvi Kurtzman             350,000         120,000      $851,200        $ 65,900

Arthur Schwartz          226,000          89,000      $473,700        $113,350

Neal Kaufman             222,000          48,000      $522,080        $ 52,220

Keith Stuart             242,000          58,000      $615,600        $ 97,600

Gerald Kern                    0               0      $      0        $      0


*Based on the average high and low reported prices of the Company's Common Stock on the last day of the fiscal year ended February 29, 1996.

No options were exercised by the above individuals during the fiscal year ended February 29, 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Arthur J. Schwartz, Ph.D., a Director and Executive Vice President of the Company, is indebted to the Company in the amount of $180,000 from a transaction consummated on June 12, 1996. This amount represents the total indebtedness of this individual to the Company since the beginning of the last fiscal year and is to be repaid, at an interest rate of 9%, on or before December 31, 1996. This transaction is secured by 100,000 shares of Aura common stock.

     Cipora Kurtzman Lavut, A Director and Senior Vice President, Corporate Communications, in indebted to the Company in the amount of $133,000 from a transaction consummated on July 29, 1996. This amount represents the total indebtedness of this individual to the Company since the beginning of the last fiscal year and is to be repaid, at an interest rate of 9%, on or before December 31, 1996. This transaction is fully secured by a certificate of deposit.

COMPENSATION COMMITTEE REPORT

     Following the Annual Meeting of Shareholders on August 17, 1993, the Board of Directors appointed a Compensation Committee (the "Committee"), consisting of two outside directors who are not employees or former employees of the Company. The Committee approves salary practices for the Chief Executive Officer, sets performance objectives and establishes the compensation of the Chief Executive Officer. The compensation of other executive officers is reviewed by and set by the Chief Executive Officer, after review and consultation with the Committee.

     Decisions regarding executive compensation for the fiscal year ended February 29, 1996 were made by the Company's Chief Executive Officer after consultation with the Compensation Committee. The Company's policy in compensating executive officers is to establish methods and levels of compensation that will provide strong incentives to promote the profitability and growth of the Company and reward superior performance. Compensation of executive officers includes salary, as well as stock-based programs. During Fiscal 1996 and 1995, although stock options were awarded to several officers of the Company at fair market value, salary accounted for all the executive officers' direct compensation and no cash bonuses or stock awards were granted. The Board believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurably superior performance. The Company has been in existence for less than 10 years and has required significant capital infusions to fund major expansion of its operations. As a result, the Company places special emphasis on equity-based compensation, particularly in the form of options, to preserve its cash for operations. This approach also serves to match the interests of the executive officers with the interest of the shareholders. The Company seeks to reward achievement of long and short-term performance goals which are measured by improvements in revenue and the elimination of losses and achieving net income. Special equity based awards are designed to compensate for the achievement of superior goals in specific areas, such as research and development or marketing.

     The compensation of Mr. Kurtzman, the Company's Chief Executive Officer, was designed consistent with the Company's compensation policies set forth above. Included in the factors considered by the Committee were the growth in the Company's commercial sales, the development of commercial applications for the Company's technology, progress towards reduced losses and the effective allocation of capital resources. During Fiscal 1996, the Company completed its transition from product development work for the United States government to private commercial sources. In addition, the Company made significant progress in engaging several strategic partners in connection with its efforts to expand the commercial applications of its technology.

     The base level of cash compensation rates for the Chief Executive Officer increased 23%, and the base level of cash compensation rates for the other executive officers named in the summary compensation table in Fiscal 1996 increased in a range from 2% to 8% from the previous fiscal year. Cash compensation increases to other executive officers in 1996 were granted based on individual experience, performance, and breadth of responsibility within the Company and to maintain competitive levels. A listing of the salary and stock options granted to the Chief Executive Officer and for the most highly compensated executive officers can be found in the Summary Compensation Table.

                                 Committee Members
                                 -----------------

                                 Norman Reitman
                                 Harvey Cohen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of outside directors Messrs. Norman Reitman and Harvey Cohen. Decisions regarding compensation of executive officers for the fiscal year ended February 29, 1996 were made by Zvi Kurtzman, President of the Company, after review and consultation with the Committee. Decisions regarding option grants under the 1989 Option Plan for the fiscal year ended February 29, 1996 were made by the Option Committee, which consists of Thomas Wiley and Dana Bonda; individuals who are not members of the Board of Directors or affiliated with the Company, after recommendations by Mr. Kurtzman.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return of the Company with the cumulative total return on the NASDAQ Stock Market Index (U.S.) and the S & P High Tech Composite Index. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's common stock.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
         AMONG AURA SYSTEMS, INC., THE NASDAQ STOCK MARKET INDEX (U.S.)
                       AND S&P HIGH TECH COMPOSITE INDEX

          [GRAPH OF COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN]

                                                            S&P
Measurement Period           AURA            NASDAQ STOCK   HIGH TECH
(Fiscal Year Covered)        SYSTEMS, INC.   MARKET INDEX   COMPOSITE INDEX
---------------------        -------------   ------------   ---------------
Measurement Pt-02/1991       $100            $100           $100
FYE 02/1992                  $232            $143           $105
FYE 02/1993                  $ 98            $152           $109
FYE 02/1994                  $180            $180           $179
FYE 02/1995                  $ 87            $182           $156
FYE 02/1996                  $140            $254           $229

                                 MISCELLANEOUS


SHAREHOLDER PROPOSALS


     Shareholder proposals complying with the applicable rules under the Securities Exchange Act of 1934 intended to be presented at the 1997 Annual Meeting of Shareholders must be received at the offices of the Company by March 31, 1997 to be considered by Aura for inclusion in aura's proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Secretary, Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, California 90245.

OTHER MATTERS

     Neither Aura nor any of the persons named as proxies knows of matters other than those above stated to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board of Directors.

     The 1996 Annual Report to Shareholders accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

     WHILE YOU HAVE THE MATTER IN MIND, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

PROXY

                              AURA SYSTEMS, INC.
                2335 ALASKA AVENUE, EL SEGUNDO, CALIFORNIA 90245

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Zvi (Harry) Kurtzman and Anthony T. Cascio as Proxies, each with the power to appoint their substitutes and with full power to act alone, and hereby authorizes them to represent and to vote as designated below, all shares of Common Stock of Aura Systems, Inc. held of record by the undersigned on July 8, 1996, at the Annual Meeting of Shareholders to be held on September 5, 1996.

1. Election of Directors

[_]  FOR all nominees listed below (except as marked to the contrary below)

[_]  WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name below.)

     Zvi (Harry) Kurtzman    Norman Reitman      Neal B. Kaufman
     Anthony T. Cascio       Arthur J. Schwartz  Phillip G. Saffman
     Cipora Kurtzman Lavut   Harvey Cohen

2. In their discretion, upon such other business as may properly come before the Annual Meeting, or at any continuation thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                            Dated: ______________________, 1996

                                            Please sign exactly as name
                                            appears below. When shares are
                                            held by joint tenants, both should
                                            sign. When signing as attorney, as
                                            executor, administrator, trustee
                                            or guardian, please give full
                                            title as such. If a corporation,
                                            please sign in full corporate name
                                            by President or other authorized
                                            officer. If a partnership, please
                                            sign in partnership name by
                                            authorized person.

                                            -----------------------------------
                                                         Signature

                                            -----------------------------------
                                                 Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.